Exhibits 5.1 and 23.1

James W. Larimore
Direct Tel: (405) 239-6643	james.larimore@crowedunlevy.com
Direct Fax: (405) 272-5968

October 28, 2009

GMX Resources, Inc.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Re:	GMX Resources Inc.

Ladies and Gentlemen:

We have acted as counsel for GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the offering and sale by the Company of (a) 6,950,000 shares (7,992,500 shares if the Common Stock Underwriters exercise their over-allotment option in full) (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to an Underwriting Agreement dated October 22, 2009 (the “Common Stock Underwriting Agreement”) by and between the Company and Credit Suisse Securities (USA) LLC, as representative of the underwriters named therein (the “Common Stock Underwriters”), and (b) $75,000,000 aggregate principal amount ($86,250,000 aggregate principal amount if the Notes Underwriters exercise their over-allotment option in full) of the Company’s 4.50% Convertible Senior Notes due 2015 (the “Notes”) pursuant to an Underwriting Agreement dated October 22, 2009 (the “Notes Underwriting Agreement”) by and between the Company and Credit Suisse Securities (USA) LLC, as representative of the underwriters named therein (the “Notes Underwriters”).

We have participated in the preparation of a Registration Statement on Form S-3, as amended (Registration No. 333-150368), including the documents incorporated by reference therein (the “Registration Statement”). We have also participated in the preparation of preliminary prospectus supplements dated October 19, 2009 (together with the Base Prospectus, the “Preliminary Prospectuses”) and prospectus supplements dated October 22, 2009 (together with the Base Prospectus, the “Prospectuses”) to the base prospectus dated June 25, 2008 included in the Registration Statement (the “Base Prospectus”) relating to the offering and sale of the Shares and the Notes, respectively. The Notes are being issued under the Indenture dated as of October 28, 2009 (the “Base Indenture”), as supplemented by the Supplemental Indenture dated October 28, 2009 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), each between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

GMX Resources, Inc.

October 28, 2009

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Amended and Restated Bylaws; (ii) the Registration Statement; (iii) the Prospectuses; (iv) the Preliminary Prospectuses; (v) the Indenture; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons executing documents; (v) the due authorization, execution and delivery of the Indenture by the Trustee; (vi) the enforceability of the Indenture against the Trustee; and (vii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based on and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Oklahoma.

2. The Notes have been duly authorized and executed by or on behalf of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The shares of Common Stock initially issuable upon conversion of the Notes in accordance with the terms thereof have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action on the part of the Company, and such shares, when issued and delivered upon such conversion in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and non-assessable under the laws of the State of Oklahoma.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality. We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be

GMX Resources, Inc.

October 28, 2009

effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.

We express no opinion other than as to the laws of the State of Oklahoma and the laws of the State of New York. However, we are not members of the bar of the State of New York. The Indenture and the Notes are governed by the laws of the State of New York, and in rendering our opinion as to the validity and binding effect of the Notes, we have relied upon the opinion of Davis Polk & Wardwell LLP with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the laws of the State of Oklahoma.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Base Prospectus and the Prospectuses forming a part of the Registration Statement in each case under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter, and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Sincerely,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ James W. Larimore
James W. Larimore
For the Firm